AMERICAN STOCK EXCHANGE LLC

DETERMINATION AND NOTIFICATION OF REMOVAL FROM LISTING

AND/OR REGISTRATION UNDER SECTION 12(b) OF THE

SECURITIES EXCHANGE ACT OF 1934

Attachment to Form 25

March 11, 2008

The American Stock Exchange LLC (the “Exchange” or “Amex”), pursuant to Section 12(d) of the Securities Exchange Act of 1934 and Rule 12d2-2(b) promulgated thereunder by the Securities and Exchange Commission (the “Commission”), has determined to strike from listing and registration on the Exchange, the following:

Congoleum Corporation

Class A Common Stock, $0.01 Par Value

Commission File Number – 001-13612

1.

The standards of the Exchange provide, among other things, that consideration may be given to the removal of a security when: (i) the financial condition and/or operating results of the issuer appear to be unsatisfactory; (ii) the issuer has failed to comply with its listing agreements with the Exchange; or (iii) any other event shall occur or any condition shall exist which makes further dealings on the Exchange unwarranted.

In applying these standards, the Exchange gives consideration to delisting the securities of a company that is not in compliance with or is subject to:

(a)

Section 1003(c)(iii) of the Amex Company Guide (the “Company Guide”) which states that the Exchange will normally consider suspending dealings in, or removing from the list, securities of an issuer when advice has been received, deemed by the Exchange to be authoritative, that the Company’s common stock is without value;

(b)

Section 1003(f)(v) of the Company Guide which states that the Exchange will normally consider suspending dealings in, or removing from the list, a security selling for a substantial period of time at a low price per share; and

(c)

Section 1002(b) of the Company Guide which states that the Exchange will consider the suspension of trading in, or removal from listing, any security when, in the opinion of the Exchange, it appears that the extent of public distribution of the aggregate market value of a company’s security has become so reduced as to make further dealings on the Exchange inadvisable.

2.

The Class A Common Stock (the “Common Stock”) of Congoleum Corporation (the “Company” or “Congoleum”) does not qualify for continued listing for the following reasons:

(a)

On January 18, 2008, the Company issued a press release announcing that an amended reorganization plan was filed in United States Bankruptcy Court by the future claimants’ representative in its Chapter 11 proceedings (the “Amended Plan”). Under the terms of the Amended Plan, a trust would be created which would assume the liability for the Company’s existing and future asbestos claims. Details of the Amended Plan also provided that the Company’s various debt holders would be issued certain new notes and shares of newly issued common stock of the reorganized Congoleum.  Additionally, the press release also disclosed that under the terms of the Amended Plan, existing Class A and Class B common shares of Congoleum would be cancelled when the Amended Plan takes effect and holders of those shares, including the Company’s current controlling shareholder, will not receive anything on account of their cancelled shares.1  The Company has not opposed the Amended Plan and believes that the Amended Plan will receive the support of the official bondholders' committee and the official asbestos claimants' committee;

(b)

For the three month period ended February 4, 2008, the Common Stock ranged in price from $0.04 to $0.66 with an average selling price of $0.47 per share. As of the close of business on March 5, 2008, Common Stock was trading at a price of $0.03 per share; and

(c)

As of the close of business on February 4, 2008 the market capitalization of the Company’s publicly traded securities aggregated only $220,000 and declined to $110,000 as of March 5, 2008.

3.

In reviewing the eligibility of the Company’s Common Stock for continued listing, the Exchange has complied with its standards and procedures as follows:

(a)

On February 5, 2008, the Exchange notified Congoleum that it was not in compliance with certain of the Exchange’s continued listing standards or was subject to removal from listing in accordance with certain of the Exchange’s continued listing requirements, as set forth in Part 10 of the Company Guide. In particular, the Company was not in compliance with Section 1003(f)(v) of the Company Guide and was subject to removal pursuant to Sections 1002(b) and 1003(c)(iii) of the Company Guide.  The Company was further notified that due to the nature and severity of the continued listing deficiencies, it was necessary and appropriate, in accordance with commentary .01 to Section 1009 of the Company Guide, to truncate the continued listing evaluation and follow-up procedures as set forth in Section 1009 of the Company Guide and to move to immediately delist the securities from listing and registration on the Exchange (the “Staff Determination”). The Company was also notified of its limited right, in accordance with Sections 1203 and 1009(d) of the Company Guide, to request a hearing before a Listing Qualifications Panel (“Panel”) within seven days of the Staff Determination, or by, February 12, 2008.

(b)

The Company did not appeal the Staff Determination within the requisite time period or thereafter and was not otherwise in compliance with the Exchange’s continued listing standards.

Accordingly, the Exchange, having complied with all of its procedures, is authorized to file this application in accordance with Section 12 of the Securities Exchange Act of 1934 and the rules promulgated thereunder.

4.

In the opinion of the Exchange, all of the material facts relating to the reasons for this application are contained herein.

5.

The Exchange official whose signature is set forth below is duly authorized to file this application.

6.

In accordance with the provisions of Rule 12d2-2, the Exchange has issued public notice of its final determination to remove the Company’s securities from listing and/or registration by issuing a press release and posting notice on www.amex.com.  Further, a copy of this application has been forwarded to Mr. Roger S. Marcus, President of Congoleum Corporation.

/s/

Dennis J. Meekins

Vice President, Listing Qualifications

American Stock Exchange LLC

Footnotes

1 Congoleum’s Class B Common Stock is not listed on any exchange.